PRESS RELEASE
Greenfield Online Announces Accelerated Vesting of Certain Stock Options
Acceleration Expected to Lower Future Reported Compensation
Expense in 2006 and Beyond
WILTON, CONNECTICUT, December 29, 2005 — Greenfield Online, Inc (Nasdaq: SRVY), a leading provider of Internet survey solutions to marketing research and consulting companies, announced today that as of December 28, 2005 it accelerated the vesting of certain of its unvested “out-of-the money” stock options outstanding under the Company’s 1999 Amended and Restated Stock Option Plan and its Amended 2004 Equity Incentive Plan, with exercise prices equal to or greater than $13.00 per share. The action was taken to lower future reported compensation expense in 2006 and beyond. Options held by non-employee directors were not subject to this accelerated vesting.
Options to purchase approximately 1.4 million shares of common stock, representing approximately 5% of current shares outstanding, are subject to this acceleration. Of the accelerated options, approximately 236,000, or 17%, are held by executive officers. The number of shares granted and exercise prices of the options subject to the acceleration are unchanged. As a condition of acceleration, and in order to avoid granting any unintended personal benefits, the company will impose transfer restrictions on shares of stock received through the exercise of accelerated options (other than shares necessary to pay taxes associated with the exercise), restricting the sale of these shares until the original vesting date of the option.
The acceleration of these options was undertaken to eliminate future compensation expense that the company would otherwise recognize in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, becomes effective for reporting periods beginning January 1, 2006. The company will seek consent from holders of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Assuming that all such holders of incentive stock options consent to the acceleration, the future expense subject to elimination as a result of the acceleration of the vesting of these options is estimated to be approximately $8.0 million (of which approximately $1.3 million is attributable to options held by executive officers and approximately $6.7 million is attributable to options held by all other employees). Should any of the holders of incentive stock options refuse or fail to consent to the acceleration of option vesting, then there would be future expense associated with those options and the estimated expense elimination would be reduced.
About Greenfield Online
Greenfield Online, headquartered in Wilton, CT, is a leading independent provider of Internet survey solutions to the global marketing research industry. The company operates in Europe through its Ciao subsidiary. The company has built and actively manages one of the world’s largest communities of online panels, communities and affiliates. This global community allows

Greenfield Online to supply its clients with diverse, demographically representative survey research data. For more information visit www.Greenfield.com or www.ciao-group.com.
Company Contact:
Cynthia Brockhoff
Vice President – Investor Relations
Greenfield Online
Ph: (203)-846-5772
Cbrockhoff@Greenfield.com
Cautionary Note Regarding Forward Looking Statements.
Certain statements contained in this press release constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding future estimated compensation expense limitation as a result of the acceleration of options vesting described in the release, as well as predictions and guidance relating to our future financial performance and growing customer demand for online marketing research, sales bookings, bid volume, backlog, as well as statements of plans and objectives relating to our future operations, services and products. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, without limitation, risks related to our,
•	ability to maintain the size and demographic composition of the Greenfield Online panel,

•	panelists’ responsiveness to our surveys,

•	reliance on our largest customers,

•	ability to compete with marketing research firms and other current and potential competitors,

•	ability to manage our growth and international expansion,

•	risks related to foreign currency exchange rate fluctuations,

•	ability to integrate the businesses we have recently acquired or may acquire in the future,

•	online business model, demand for our products and services,

•	the strength of our brand,

•	the effect of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” on our financial statements, and

•	other important factors detailed in the “Risk Factors” section of our Annual Reports on Form 10-K and each subsequent Quarterly Report on Form 10-Q that we file with the Securities and Exchange Commission and which are available at http://www.sec.gov and under the Investor Relations section of our corporate website at www.greenfield.com.
You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.